UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

CLEAN COAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY (Address of principal executive office)	10017 (Zip Code)

Registrant's telephone number, including area code: (646) 727-4847

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Securities Holders.

Clean Coal Technologies, Inc. (the “Company”) held a Special Meeting of Stockholders (“Special Meeting”) scheduled for and convened on Monday, January 5, 2015, at 10:00 am Eastern Standard Time at 295 Madison Avenue, 12th Floor, New York, NY 10017. At the Special Meeting, stockholders were asked to vote on the following proposals: (i) to approve the proposed amendment (the “Proposed Amendment”) to the Company’s Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 45,000,000 to 150,000,000 shares and (ii) to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were not sufficient votes to approve the Proposed Amendment at the time of the Special Meeting (the “Adjournment Proposal”).

The requisite quorum for the Special Meeting, which requires that a majority of the votes entitled to be cast be represented at the meeting, was not present on January 5, 2015, and as a result, the Special Meeting was adjourned until Friday, January 9, 2015, at 1:00 pm Eastern Standard Time at 295 Madison Avenue, 12th Floor, New York, NY 10017, as announced at the Special Meeting. The Special Meeting was reconvened on Friday, January 9, 2015, and there were 40,390,999 shares of the Company’s common stock entitled to vote at the Special Meeting and a quorum of 22,917,371shares was represented in person or by proxy.

After the presence of a quorum was established, the Company’s stockholders voted on the Proposed Amendment at the Special Meeting, which is described in greater detail in the Company’s definitive proxy statement, as filed with the Securities and Exchange Commission on December 24, 2014. Other than the Proposed Amendment presented to Company stockholders at the Special Meeting, no other business was conducted at the Special Meeting. The Proposed Amendment received the requisite vote for approval and, consequently, the Adjournment Proposal was not acted upon.

The proposal presented to the Company’s stockholders at the Special Meeting and the voting results for such proposal are as follows:

1.  Proposed Amendment. The Proposed Amendment was approved. The voting results were as follows:

For	Against	Abstentions	Broker Non-Votes
21,408,043	1,355,432	153,896	Not Recorded

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: January 9, 2015

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves
Robin Eves
Chief Executive Officer